As filed with the U.S. Securities and Exchange Commission on May 22, 2013

File No. 333-184060

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]

Pre-Effective Amendment No. [ ]

Post-Effective Amendment No. 1

JOHN HANCOCK FUNDS II

(Exact Name of Registrant as Specified in Charter)

601 Congress Street

Boston, Massachusetts 02110

(Address of Principal Executive Offices)

(617) 663-3241

(Registrant’s Area Code and Telephone Number)

Andrew Wilkins 601 Congress Street Boston, Massachusetts 02110 (Name and Address of Agent for Service)	With copies to: Mark P. Goshko, Esq. K&L Gates LLP One Lincoln Street Boston, Massachusetts 02111

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 485(b).

TITLE OF SECURITIES BEING REGISTERED:

Shares of beneficial interest of John Hancock International Growth Equity Fund, a series of the Registrant

No filing fee is required because Registrant has previously registered an indefinite number of its shares under the Securities Act of 1933, as amended, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. No filing fee is due because of reliance on Section 24(f).

JOHN HANCOCK FUNDS II

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A — The Joint Proxy Statement and Prospectus of Registrant as filed on September 24, 2012 on Form N-14, accession number 0000950123-12-012153, is incorporated herein by reference.

Part B — The Statement of Additional Information of Registrant as filed on September 24, 2012 on Form N-14, accession number 0000950123-12-012153, is incorporated herein by reference.

Part C — Other Information

Signature Page

Exhibits – The sole purpose of this Post-Effective Amendment is to file as exhibits the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on September 24, 2012, as required by Item 16(12) of Form N-14. Part C of this Registration Statement has been updated accordingly.

PART C

OTHER INFORMATION

ITEM 15.    INDEMNIFICATION

No change from the information set forth in Item 28 of the most recently filed amendment to the Registration Statement of John Hancock Funds II (“Registrant”) on Form N-1A under the 1933 Act (File Nos. 333-184060) as filed with the Securities and Exchange Commission (the “SEC”) on May 14, 2013 (accession no. 0001133228-13-001928), which information is incorporated herein by reference.

ITEM 16.    EXHIBITS

(1)(a)	Agreement and Declaration of Trust dated June 28, 2005 — previously filed as exhibit (a) to initial registration statement on Form N-1A filed on June 30, 2005, accession number 0000950135-05-003640.

(1)(b)	Amended and Restated Agreement and Declaration of Trust dated August 12, 2005 — previously filed as exhibit (a)(2) to pre-effective amendment no. 1 to registration statement on Form N-1A filed on September 30, 2005, accession number 0000950135-05-005616.

(1)(c)	Amendment dated September 29, 2006, to the Amended and Restated Declaration of Trust dated August 12, 2005 — previously filed as exhibit (a)(3) to post-effective amendment no. 10 to registration statement on Form N-1A filed on December 26, 2006, accession number 0001010521-06-000984.

(1)(d)	Amendment dated July 9, 2008 to the Amended and Restated Declaration of Trust dated August 12, 2005 relating to amending and restating of Section 8.4 — previously filed as exhibit (a)(4) to post-effective amendment no. 28 to registration statement on Form N-1A filed on December 24, 2009, accession number 0000950123-09-073185.

(1)(e)	Amendment dated September 26, 2008 to the Amended and Restated Declaration of Trust dated August 12, 2005 relating to amending and restating of Section 2.14 — previously filed as exhibit (a)(4) to post-effective amendment no. 22 to registration statement on Form N-1A filed on December 24, 2008, accession number 0000950135-08-008571.

(2)	By-laws of the Registrant dated June 28, 2005 — previously filed as exhibit (b) to initial registration statement on Form N-1A filed on June 30, 2005, accession number 0000950135-05-003640.

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization — previously filed as exhibit (4) to initial registration statement on Form N-14 filed on September 24, 2012, accession number 0000950123-12-012153.

(5)	Instruments Defining Rights of Security Holders, see Exhibits (1) and (2).

(6)(a)	Amended and Restated Advisory Agreement dated September 26, 2008 between John Hancock Funds II and John Hancock Investment Management Services, LLC (“JHIMS”) — previously filed as exhibit (d)(1) to post-effective amendment no. 35 to registration statement on Form N-1A filed on July 23, 2010, accession number 0000950123-10-067773.

(6)(b)	Amendment to the Amended and Restated Advisory Agreement dated September 26, 2008 relating to International Growth Equity Fund between Registrant and JHIMS — previously filed as exhibit (6)(b) to initial registration statement on Form N-14 filed on September 24, 2012, accession number 0000950123-12-012153.

(6)(c)	Subadvisory Agreement between JHIMS and Turner Investments, L.P. (“Turner”) — previously filed as exhibit (6)(c) to initial registration statement on Form N-14 filed on September 24, 2012, accession number 0000950123-12-012153.

(7)	Distribution Agreement dated October 17, 2005 between Registrant and John Hancock Funds, LLC — previously filed as exhibit (e) to post-effective amendment no. 2 to registration statement on Form N-1A filed on January 10, 2006, accession number 0001010521-06-000023.

(8)	Not applicable.

(9)	Master Custodian Agreement dated September 26, 2008 between John Hancock Funds II and State Street Bank and Trust Company — previously filed as exhibit (g) to post-effective amendment no. 22 to registration statement on Form N-1A filed on December 24, 2008, accession number 0000950135-08-008571.

(10)(a)	Plan of Distribution pursuant to Rule 12b-1 relating to Class A Shares — previously filed as exhibit (m)(3) to post-effective amendment no. 2 to registration statement on Form N-1A filed on January 10, 2006, accession number 0001010521-06-000023.

(10)(b)	Amended Multiple Class Plan pursuant to Rule 18f-3 — previously filed as exhibit (n)(1) to post-effective amendment no. 69 to registration statement on Form N-1A filed on February 28, 2012, accession number 0000950123-12-003792.

(11)	Opinion and Consent of Counsel — previously filed as exhibit (11) to initial registration statement on Form N-14 filed on September 24, 2012, accession number 0000950123-12-012153.

(12)	Opinion as to Tax Matters and Consent — Filed herewith.

(13)(a)	Amended and Restated Transfer Agency and Service Agreement dated July 1, 2011 — previously filed as exhibit (h)(1) to post-effective amendment no. 63 to registration statement on Form N-1A filed on December 23, 2011, accession number 0000950123-11-103987.

(13)(b)	Expense Limitation Agreement dated September 20, 2012. — previously filed as exhibit (13)(b) to initial registration statement on Form N-14 filed on September 24, 2012, accession number 0000950123-12-012153.

(13)(c)	Amendment to Securities Lending Agency Agreement dated as of October 20, 2008 between Registrant and The Goldman Sachs Trust Company — previously filed as exhibit (h)(11) to post-effective amendment no. 22 to registration statement on Form N-1A filed on December 24, 2008, accession number 0000950135-08-008571.

(13)(d)	Service Agreement dated as of April 28, 2008 between Registrant and John Hancock Investment Management Services, LLC — previously filed as exhibit (h)(13) to post-effective amendment no. 22 to registration statement on Form N-1A filed on December 24, 2008, accession number 0000950135-08-008571.

(14)	Consent of Independent Registered Public Accounting Firm — previously filed as exhibit (14) to initial registration statement on Form N-14 filed on September 24, 2012, accession number 0000950123-12-012153.

(15)	Not applicable.

(16)	Powers of Attorney — Filed herewith.

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(17)(a)	Code of Ethics of the Registrant, John Hancock Investment Management Services, LLC, John Hancock Funds, LLC and John Hancock Distributors, LLC, dated January 1, 2008 revised January 1, 2011 — previously filed as exhibit (p)(1) to post-effective amendment no. 41 to registration statement on Form N-1A on March 8, 2011, accession number 0000950123-11-023082.

(17)(b)	Code of Ethics of Turner — previously filed as exhibit (17)(b) to initial registration statement on Form N-14 filed on September 24, 2012, accession number 0000950123-12-012153.

(17)(c)	Form of Proxy Card — previously filed as exhibit (17)(c) to initial registration statement on Form N-14 filed on September 24, 2012, accession number 0000950123-12-012153.

Item 17. Undertakings.

(1)      The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)      The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3)      The undersigned registrant agrees that a final form of the Opinion and Consent of K&L Gates LLP regarding certain tax matters and consequences to shareholders discussed in the Combined Proxy Statement and Prospectus will be filed in a post-effective amendment to this registration statement.

NOTICE

   A copy of the Amended and Restated Declaration of Trust of John Hancock Funds II is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Registrant.

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SIGNATURES

As required by the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on behalf of the Registrant, in the City of Boston and Commonwealth of Massachusetts on the 22th day of May 2013.

JOHN HANCOCK FUNDS II

By:	/s/ Hugh McHaffie
Name: Hugh McHaffie
Title: President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Hugh McHaffie	President (Chief Executive Officer)	May 22, 2013
Hugh McHaffie

/s/ Charles A. Rizzo	Chief Financial Officer	May 22, 2013
Charles A. Rizzo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles L. Bardelis *	Trustee	May 22, 2013
Charles L. Bardelis

/s/ James R. Boyle *	Trustee	May 22, 2013
James R. Boyle

/s/ Craig Bromley*	Trustee	May 22, 2013
Craig Bromley

/s/ Peter S. Burgess *	Trustee	May 22, 2013
Peter S. Burgess

/s/ William H. Cunningham *	Trustee	May 22, 2013
William H. Cunningham

/s/ Grace K. Fey *	Trustee	May 22, 2013
Grace K. Fey

/s/ Theron S. Hoffman *	Trustee	May 22, 2013
Theron S. Hoffman

/s/ Deborah C. Jackson*	Trustee	May 22, 2013
Deborah C. Jackson

/s/ Hassell H. McClellan *	Trustee	May 22, 2013
Hassell H. McClellan

/s/ James M. Oates *	Trustee	May 22, 2013
James M. Oates

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Signature	Title	Date
/s/ Steven R. Pruchansky*	Trustee	May 22, 2013
Steven R. Pruchansky

/s/ Gregory A. Russo*	Trustee	May 22, 2013
Gregory A. Russo

/s/ Warren A. Thomson*	Trustee	May 22, 2013
Warren A. Thomson

*By:	/s/ Andrew Wilkins Andrew Wilkins

Attorney-In-Fact,

Pursuant to Power of Attorney, filed herewith.

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EXHIBIT INDEX

Exhibit No.	Description
(12)	Opinion as to Tax Matters and Consent.
(16)	Powers of Attorney.